EX-99.28(m)(3)

JACOB FUNDS INC.

Jacob Small Cap Growth Fund
Jacob Wisdom Fund
Jacob Micro Cap Growth Fund

FORM OF AMENDED AND RESTATED DISTRIBUTION
AND SHAREHOLDER SERVICING PLAN

The following Distribution and Shareholder Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by Jacob Funds Inc. (the “Corporation”) for use by the Jacob Small Cap Growth Fund, the Jacob Wisdom Fund and the Jacob Micro Cap Growth Fund (each, a “Fund” and collectively, the “Funds”).  The Plan has been approved for each Fund by the vote of a majority of the Board of Directors of the Corporation, including a majority of the Directors who are not “interested persons” of the Corporation (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on such Plan.

In reviewing the Plan, the Board of Directors determined that the Plan should provide for the payments described herein and determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

The Provisions of the Plan are:

1.           The Corporation shall pay to Quasar Distributors, LLC (the “Distributor”) or others distribution and/or shareholder servicing fees in an amount up to 0.35% per annum of the average daily net assets of each Fund’s shares.  Such payments are intended to reimburse the Distributor or others for, among other things: (a) expenses incurred by such parties in the promotion and distribution of the shares, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation and distribution of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others; and (b) furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in, establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund to customers, receiving and answering correspondence, and aiding in maintaining their respective customers; all such services being provided in connection with the Fund’s shares.

Any amounts paid under this paragraph shall be paid pursuant to a distribution, servicing or other agreement which form of agreement has been approved from time to time by the Board, including the Independent Directors.

2.           The payments described in paragraph 1 shall be made monthly by the Corporation.  In no event shall the payments made under the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the FINRA Conduct Rules.

3.           The Distributor or the Funds’ adviser, Jacob Asset Management of New York LLC shall monitor and administer the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Directors of the Corporation, for their review and approval, on a quarterly basis, a written report of the monies paid under the Plan, as well as the purpose(s) for which such payments were made, and shall furnish the Board of Directors of the Corporation with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether to approve such payments and whether the Plan should be continued for a Fund.

4.           The Plan shall continue in effect for a Fund for a period of more than one year only so long as such continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Corporation’s Board of Directors, including a majority of the Independent Directors whose votes are cast in person at a meeting called for the purpose of voting on the Plan).

5.           The Plan, or any agreements entered into pursuant to the Plan, may be terminated with regard to a Fund at any time, without penalty, on not more than sixty days written notice by (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on the Plan.

6.           The Plan and any agreements entered into pursuant to the Plan may not be amended to increase materially the amount to be spent by the Corporation on behalf of a Fund pursuant to Paragraphs 1 or 2 hereof without approval as required by the 1940 Act (currently, by a majority of the outstanding voting securities of the Fund).

7.           All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved as required by the 1940 Act (currently, by a vote of the Independent Directors cast in person at a meeting called for the purpose of voting on any such amendment or agreements).

8.           So long as the Plan is in effect for a Fund, the Corporation’s Board of Directors must satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

9.           The Plan took effect for the Jacob Small Cap Growth Fund on February 1, 2010 and for the Jacob Wisdom Fund on February 18, 2010.

10.           The Plan took effect for the Jacob Micro Cap Growth Fund on [          ], 2012.